Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of the 16th day of October, 2008, by and among QuadraMed Corporation, a Delaware corporation (the “Company”), and Knott Partners, L.P., a New Jersey limited partnership; Knott Partners Offshore Master Fund, LP, a Cayman Islands limited partnership; CommonFund Hedged Equity Company, a Cayman Islands corporation; Shoshone Partners, LP, a Delaware limited partnership; and Good Steward Trading Company, s.p.c., a Cayman Islands corporation (collectively, the “Sellers”; each individually, “Seller”).

RECITALS:

A. The Sellers own 620,614 shares of the common stock, par value $0.01 per share, of the Company (the “Common Shares”) as follows:

Knott Partners, LP: 245,980 shares

Knott Partners Offshore Master Fund, LP: 201,932 shares

CommonFund Hedged Equity Company: 10,740 shares

Shoshone Partners, LP: 152,800 shares

Good Steward Trading Company, s.p.c.: 9,162 shares

B. Each of the Sellers desire to sell, and the Company desires to buy, the Common Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1. SALE AND PURCHASE OF COMMON SHARES.

1.1 Purchase and Sale. At the Closing, and subject to the terms and conditions of this Agreement, Seller shall sell, and the Company shall purchase, the Common Shares.

1.2. Purchase Price. The aggregate purchase price to be paid by the Company to Seller for the Common Shares shall be Three Million Four Hundred Thirteen Thousand Three Hundred Seventy-Seven Dollars ($3,413,377) (the “Purchase Price”), which corresponds to $5.50 per share.

SECTION 2. CLOSING.

The closing of the sale and purchase of the Common Shares (the “Closing”) shall take place at the offices of the Company, 12110 Sunset Hills Road, Reston, Virginia 20190 as soon as possible following the execution of this Agreement but no later than at 9:00 A.M. New York City time on the third business day following the execution of this Agreement (the “Closing Date”). At the Closing, (i) the Sellers shall deliver all of the Common Shares, accompanied by duly executed stock powers or similar instruments of transfer endorsed in blank, and (ii) the Company shall deliver to the Sellers, via wire transfer to an account identified by the Sellers, the Purchase Price in immediately available funds.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Sellers the following as of the date hereof and the Closing Date:

3.1 Organization and Corporate Power. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all required corporate power and authority to enter into and perform its obligations under this Agreement.

3.2 Authorization and Enforcement. This Agreement has been, or upon delivery will have been, duly executed by the Company and constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Company.

3.3 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the performance of the transactions contemplated hereby and thereby do not and will not: (A) violate, conflict with or result in a default under any contract or obligation to which the Company is a party or by which it or its assets are bound, or any provision of its charter or other constituent documents or cause the creation of any encumbrance upon any of the assets of the Company; (B) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company; (C) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party other than any filings required to be made under applicable federal and state securities laws or with the NASDAQ Stock Market, all of which will be made when required; or (D) accelerate any obligation under, or give rise to a right of termination of or under, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

3.4 SEC Reports. The Company has complied in all material respects with the requirements to file all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLERS.

Each of the Sellers hereby represents and warrants to the Company the following as of the date hereof and the Closing Date:

4.1 Organization and Corporate Power. As set forth on Exhibit A, Seller is a duly organized entity and validly existing under the laws of the jurisdiction of organization. Seller has all required corporate power and authority to enter into and perform its obligations under this Agreement.

4.2 Authorization and Enforcement. This Agreement has been, or upon delivery will have been, duly executed by Seller and constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Seller.

4.3 Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the performance of the transactions contemplated hereby and thereby do not and will not: (A) violate, conflict with or result in a default under any contract or obligation to which Seller is a party or by which it or its assets are bound, or any provision of its charter or other constituent documents or cause the creation of any encumbrance upon any of the assets of Seller; (B) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Seller; (C) require from Seller any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party other than any filings required to be made under applicable federal and state securities laws, all of which will be made when required; or (D) accelerate any obligation under, or give rise to a right of termination of or under, any agreement, permit, license or authorization to which Seller is a party or by which Seller is bound.

4.4 Title and Entirety of Ownership. The Common Shares are duly owned, beneficially and of record, by Seller, and Seller has full, good and marketable title in the Common Shares free and clear of any liens, claims, charges, security interests, preemptive rights, restrictions or other encumbrances, other than restrictions under applicable securities laws. The Common Shares represent all securities of the Company (including rights to acquire securities) owned, beneficially or of record, by Seller. The delivery of the Common Shares at the Closing in the manner provided in Section 2 will transfer to the Company good and valid title to the Common Shares, free and clear of all liens, claims, charges, security interests, preemptive rights, restrictions or other encumbrances, other than restrictions under applicable securities laws.

4.5 Sufficient Information. Seller is a sophisticated and experienced investor and has the appropriate knowledge and experience to evaluate and negotiate the transactions contemplated by this Agreement. Seller has adequate information to evaluate and make an informed decision about the transactions contemplated by this Agreement and has had the opportunity to conduct the diligence it desires and consult with such advisers as it deems appropriate in connection with the transactions contemplated by this Agreement.

SECTION 5. AGREEMENTS OF SELLER.

5.1 Material Non-Public Information.

(a) Each of the Sellers is aware and hereby acknowledges that the Company may possess or have access to material non-public or confidential information with regard to the Company’s common stock, business, operations, prospects, and financial condition which has not been communicated to the Sellers. Each of the Sellers hereby acknowledges and agrees that the Company has offered to provide each of the Sellers with all material, non-public information it possesses in connection with the transactions contemplated by this Agreement and that each of the Sellers has expressly waived receipt of any such information.

(b) Each of the Sellers and their respective affiliates shall not pursue, and hereby waive, any and all claims they may have or may hereafter acquire against the Company or its affiliates, relating to the Company’s or its affiliates’ possession, access to, or any failure to disclose material non-public or confidential information in connection with the transaction.

(c) Each of the Sellers hereby acknowledges and agrees that neither the Company nor its affiliates has made any representation or warranty, express or implied, regarding any aspect of the transactions contemplated by this Agreement except as explicitly set forth in this Agreement, and each of the Sellers is not relying on any representation or warranty not contained in this Agreement.

(d) Each of the Sellers is aware and hereby acknowledges that the Company (i) is relying upon the content and accuracy of the representations and acknowledgements of each of the Sellers in this Agreement in connection with the transactions contemplated hereby and (ii) would not enter into this Agreement and the transactions contemplated hereby but for such representations and acknowledgements.

5.2 SEC Filings. The Sellers covenant to timely file a Form 4 and Schedule 13G with Securities and Exchange Commission (the “SEC”) reporting the sale of the Common Shares, in accordance with the Exchange Act.

5.3 Standstill. For a period commencing from and after the Closing and ending on the first anniversary of the date of this Agreement, each of the Sellers and their respective subsidiaries and controlled affiliates shall not, without the prior written consent of the Company or its board of directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or any such successor or controlling person; (ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets; (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the forgoing; (v) otherwise act or seek to control or influence the management, board of directors or policies of the Company; (vi) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (i) through (v) above; or (vii) request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 5.3.

SECTION 6. CONDITIONS TO OBLIGATIONS OF SELLER.

The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

6.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

6.2 Covenants. The Company shall have performed all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

6.3 Litigation, Injunctions, etc. No action or proceeding before any court or government body shall be pending or threatened which, in the judgment of Sellers, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated by this Agreement by reason of the probability that the action or proceeding will result in a judgment, decree or order which would prevent the carrying out of any of this Agreement or declare unlawful the transactions contemplated by this Agreement.

SECTION 7. CONDITIONS TO OBLIGATIONS OF COMPANY.

The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

7.1 Representations and Warranties. The representations and warranties of each of the Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

7.2 Covenants. Each of the Sellers shall have performed all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

7.3 Litigation, Injunctions, etc. No action or proceeding before any court or government body shall be pending or threatened which, in the judgment of the Company, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated by this Agreement by reason of the probability that the action or proceeding will result in a judgment, decree or order which would prevent the carrying out of any of this Agreement or declare unlawful the transactions contemplated by this Agreement.

SECTION 8. MISCELLANEOUS.

8.1 Expenses. Each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

8.2 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within such Commonwealth, without regard to the conflicts of law principles that would require the application of any other law.

8.4 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.5 Attorneys’ Fees. If any action, suit, arbitration or other proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

8.7 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

8.8 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings relating to such subject matter. Each party acknowledges and agrees that it is not relying on any representations, warranties, statements, promises or agreements, express or implied, except as expressly set forth in this Agreement, and each party hereby waives and releases any and all claims or causes of action in connection with the transactions contemplated by this Agreement, including any claims under applicable securities laws, excluding only a claim for breach of the representations, warranties, covenants and agreements set forth in this Agreement. All of the representations, warranties and covenants set forth in this Agreement shall survive the closing indefinitely.

8.9 Further Assurances. The Company and each of the Sellers shall each execute and/or cause to be delivered to each other party hereto such instruments, assignments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the sale and purchase of the Common Shares hereunder and the transactions contemplated by this Agreement.

8.10 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the essential economic or legal substance of the transactions contemplated hereby is not affected. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.11 Counterparts. This Agreement may be executed in counterparts, both of which shall be considered one and the same agreement, and shall become effective when both such counterparts have been signed by each of the parties and delivered to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

QUADRAMED CORPORATION.

By:	/s/ David L. Piazza
Name:	David L. Piazza
Title:	Executive Vice President and Chief
Financial Officer

KNOTT PARTNERS, L.P.

By:	/s/ David M. Knott
Name:	David M. Knott
Title:	President

KNOTT PARTNERS OFFSHORE MASTER FUND, L.P.

By:	/s/ David M. Knott
Name:	David M. Knott
Title:	President

COMMONFUND HEDGED EQUITY COMPANY

By:	/s/ David M. Knott
Name:	David M. Knott
Title:

SHOSHONE PARTNERS

By:	/s/ David M. Knott
Name:	David M. Knott
Title:

GOOD STEWARD TRADING COMPANY, S.P.C.

By:	/s/ David M. Knott
Name:	David M. Knott
Title:

EXHIBIT A

SELLERS’ ENTITY TYPES AND JURISDICTIONS OF ORGANIZATION

Knott Partners, L.P. — New Jersey limited partnership

Knott Partners Offshore Master Fund, LP — Cayman Islands limited partnership

CommonFund Hedged Equity Company — Cayman Islands corporation

Shoshone Partners, LP — a Delaware limited partnership

Good Steward Trading Company, s.p.c. — Cayman Islands corporation